=============================================================================
				SCHEDULE 14A
				 (RULE 14a)
		   INFORMATION REQUIRED IN PROXY STATEMENT
			  SCHEDULE 14A INFORMATION
		PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
			SECURITIES EXCHANGE ACT OF 1934
			       (AMENDMENT NO.   )

Filed by the Registrant     [X]

Filed by a Party other than the Registrant    [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement   [ ] CONFIDENTIAL, FOR USE OF THE COMMISSION
				       ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


			OHIO CASUALTY CORPORATION
			-------------------------
	     (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


			-------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: .....

    (2) Aggregate number of securities to which transaction applies: ........

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
	filing fee is calculated and state how it was determined): ..........

    (4) Proposed maximum aggregate value of transaction: ....................

    (5) Total fee paid: .....................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: .............................................

    (2) Form, Schedule or Registration Statement: ...........................

    (3) Filing Party: .......................................................

    (4) Date Filed: .........................................................

=============================================================================

                        OHIO CASUALTY CORPORATION
                             9450 Seward Road
                          Fairfield, Ohio  45014

                        NOTICE OF ANNUAL MEETING
                             OF SHAREHOLDERS

                        To Be Held April 17, 2002

                                                        March 8, 2002

To the Shareholders:

	The Annual Meeting of Shareholders (the "Annual Meeting") of Ohio Casualty Corporation (the "Company") will be held in the Ohio Casualty University Auditorium, 9450 Seward Road, Fairfield, Ohio 45014, on Wednesday, April 17, 2002, at 10:30 a.m., local time, for the following purposes:

(1a)  To elect the following four directors for terms expiring in 2005
        (Class III):

Terrence J. Baehr  Dan R. Carmichael  Catherine E. Dolan  Phillip G. Heasley

(1b)  To elect the following director for a term expiring in 2003 (Class I):

      Jan H. Suwinski

(1c)  To elect the following director for a term expiring in 2004 (Class II):

      Ralph S. Michael III

(2) To consider and vote upon a proposal to approve the Ohio Casualty Corporation 2002 Stock Incentive Plan.

(3) To consider and vote upon a proposal to approve the Ohio Casualty Corporation 2002 Employee Stock Purchase Plan.

(4) In their discretion, to consider and vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

	Holders of record of common shares of the Company as of the close of business on March 1, 2002 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. As of March 1, 2002, there were 60,188,832 common shares outstanding. Each common share is entitled to one vote on all matters properly brought before the Annual Meeting.

                        By Order of the Board of Directors,


                        /s/  Howard L. Sloneker III

                        Howard L. Sloneker III, Secretary

EVERY SHAREHOLDER'S VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD SO THAT YOUR COMMON SHARES WILL BE REPRESENTED.

A POSTAGE PAID, ADDRESSED ENVELOPE FOR MAILING IS ENCLOSED FOR YOUR CONVENIENCE. YOU MAY ALSO VOTE YOUR PROXY VIA THE INTERNET OR BY TELEPHONE. INSTRUCTIONS ON DOING SO ARE PROVIDED IN THE PROXY STATEMENT AND ON THE PROXY CARD.

                        OHIO CASUALTY CORPORATION
                             9450 Seward Road
                          Fairfield, Ohio  45014


                             PROXY STATEMENT


                        ANNUAL MEETING OF SHAREHOLDERS

        You are receiving this proxy statement and proxy card from us because you own common shares of Ohio Casualty Corporation (the "Company"). This proxy statement describes the proposals on which we would like you to vote. It also gives you information so that you can make an informed voting decision. We will mail this proxy statement and the form of proxy to shareholders beginning on or about March 8, 2002.

                        VOTING AT THE ANNUAL MEETING


Date, Time and Place of the Meeting

        We will hold the Annual Meeting of Shareholders (the "Annual Meeting") in the Ohio Casualty University Auditorium, 9450 Seward Road, Fairfield, Ohio 45014, at 10:30 a.m., local time, on Wednesday, April 17, 2002, and at any adjournment thereof.


Who Can Vote

        Record holders of the Company's common shares at the close of business on March 1, 2002, are entitled to notice of and to vote at the Annual Meeting. On the record date, 60,188,832 common shares were issued and outstanding.
Each outstanding common share will be entitled to one vote on each matter. Common shares of the Company are referred to in this Proxy Statement as "shares".


Quorum for the Meeting

	A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of the Company, represented in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will determine whether a quorum is present at the Annual Meeting. In the event that a quorum is not present at the Annual Meeting, we expect that the meeting will be adjourned or postponed to solicit additional proxies.

Votes Required

	Election of Directors. The nominees for director who receive the greatest number of the votes cast in person or by proxy at the Annual Meeting will be elected directors of the Company. Instructions to withhold authority to vote will have no effect on the election of directors, because directors are elected by a plurality of votes cast. A properly executed proxy marked "WITHHELD" will be counted for purposes of determining whether there is a quorum.

        Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

        Participants in Dividend Reinvestment Plan and Employee Savings Plan. If the shareholder is a participant in the Company's Dividend Reinvestment Plan or a participant in The Ohio Casualty Insurance Company Employee Savings Plan, the enclosed proxy represents the number of shares held on account of the participant in those Plans as well as shares held of record by the participant. With respect to participants in the Employee Savings Plan, the proxy also serves as the voting instruction card to the Plan trustee and represents the shareholder's proportional interest in shares beneficially held by the Trustee.

Broker Non-Votes. If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon.
Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

How You Can Vote

	You may attend the Annual Meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

   - Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted FOR the election of the nominees identified in this Proxy Statement and FOR the proposals to adopt the Ohio Casualty Corporation 2002 Stock Incentive Plan and the 2002 Ohio Casualty Corporation Employee Stock Purchase Plan.

   - Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available, and the procedures are designed to authenticate votes cast by using the personal control number located on your proxy card. If you vote by telephone, you should not return your proxy card.

   - Voting by World Wide Web. You can also vote on the World Wide Web by signing on to the web site identified on the proxy card and following the procedures described on the web site. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal control number located on your proxy card. If you vote on the World Wide Web, you should not return your proxy card.


How You May Revoke or Change Your Vote

        You can revoke your proxy at any time before it is voted at the Annual Meeting by any of the following methods:

   - Submitting a later-dated proxy by mail, over the telephone or through the World Wide Web.

   - Sending a written notice, including by facsimile or electronic mail, to the Secretary of the Company. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Annual Meeting to:


                Ohio Casualty Corporation
                9450 Seward Road
                Fairfield, Ohio 45014
                Facsimile: (513) 603-7900
                Attention: Howard L. Sloneker III, Secretary
                Email to:  howard.sloneker@ocas.com


   - Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the institution that holds your shares to be able to vote at the Annual Meeting.



                        PRINCIPAL SHAREHOLDERS


	The table on the next page identifies the only persons known to the Company to own beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) more than 5% of the Company's outstanding shares as set forth in the table on the following page:

                                   Common Shares              Percent of
        Name and Address            Beneficially                Common
      of Beneficial Owner              Owned                   Shares(1)
      -------------------              -----                   ---------

AMERICAN FINANCIAL GROUP, INC.      6,000,000(2)                 9.9%
One East Fourth Street
Cincinnati, Ohio  45202

DIMENSIONAL FUND ADVISORS INC.      4,141,578(3)                 6.9%
1299 Ocean Avenue
Santa Monica, California  90401

FIRST FINANCIAL BANCORP             3,569,995(4)                 5.9%
300 High Street
Hamilton, Ohio  45011

__________________

(1) Based on the actual number of shares outstanding as of March 1, 2002.

(2) Based upon information contained in a Schedule 13G filed February 6, 2002, with the Securities and Exchange Commission ("SEC") by American Financial Group, Inc. ("AFG"). According to the Schedule 13G filing, AFG reported shared dispositive power for 6,000,000 shares. All of these shares are covered by an unexercised warrant issued by the Company to AFG on December 1, 1998, in connection with the Company's acquisition of substantially all of AFG's commercial lines business. The exercise price of the warrant is $22.505 per share, and the warrant expires on November 30, 2003.

(3) Based upon information contained in a Schedule 13G filed February 12, 2002, filed with the SEC by Dimensional Fund Advisors Inc. ("Dimensional"). According to the Schedule 13G filing, Dimensional reported sole voting power and sole dispositive power for 4,141,578 shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the reported shares, and Dimensional disclaims beneficial ownership of such shares.

(4) Based upon information contained in a Schedule 13G filed February 13, 2002, with the SEC by First Financial Bancorp and its subsidiary, First National Bank of Southwestern Ohio (the "Bank"). The Bank holds the reported shares as trustee under various trust agreements and arrangements. The Bank reported that it has sole voting power for 3,569,995 shares, sole dispositive power for 1,498,980 shares, and shared dispositive power for 1,593,668 shares. Also included in these shares are 477,347 shares that are held under trust arrangements for certain directors of the Company and their respective spouses. These shares are also reported in the following table, which shows share ownership by directors and executive officers of the Company.

                SHAREHOLDINGS OF DIRECTORS, EXECUTIVE OFFICERS
                    AND NOMINEES FOR ELECTION AS DIRECTOR

	As of March 1, 2002, the directors of the Company, the nominees for election as directors, the individuals named in the Summary Compensation Table, and all executive officers and directors of the Company as a group, beneficially owned shares of the Company as set forth in the table below:


                                                              Shared Investment/
                             Number of           Options         Voting Power
                            Common Shares      Exercisable      Over Employees
Name of                     Beneficially         Within           Retirement                              Percent
Individual or Group           Owned(1)           60 Days         Plan Shares(2)           Total         of Class(3)
-------------------           --------           -------         --------------           -----         -----------

Terrence J. Baehr               5,263             21,000           1,684,464            1,710,727          2.84%

Arthur J. Bennert              33,967             33,000                                   66,967

Jack E. Brown                   3,811             33,000           1,684,464            1,721,275          2.85%

John S. Busby                  14,118(6)          35,000                                   49,118(6)

Dan R. Carmichael              25,082(6)         133,333                                  158,415(6)

Catherine E. Dolan              2,811             33,000           1,684,464            1,720,275          2.86%

Wayne Embry                     2,011             39,000                                   41,011

Vaden Fitton                  260,788(4)          33,000                                  293,788(4)

Jeffrey L. Haniewich            1,490(6)          23,000                                   24,490(6)

Phillip G. Heasley                0                 0                                         0

Stephen S. Marcum             423,949(4)(5)       39,000                                  462,949(4)(5)

Ralph S. Michael III              0                 0                                         0

Stanley N. Pontius              7,766             39,000                                   46,766

Elizabeth M. Riczko             9,652(6)          57,000                                   66,652(6)

Edward T. Roeding               1,263              6,000                                    7,263

Howard L. Sloneker III      1,242,831(6)         107,334                                1,350,165(6)       2.24%

Jan H. Suwinski                 5,000               0                                       5,000

All Executive Officers,     2,466,318(6)         764,667           1,684,464            4,915,449(6)       8.17%
Current Directors and
Nominees as a
Group (24 Persons)
________________________________


(1) Unless otherwise indicated, each named person has voting and investment power over the listed shares, and such voting and investment power is exercised solely by the named person or shared with a spouse.

(2)	Includes 1,684,464 shares held in the Company's Employees Retirement
Plan as to which the named individuals share voting and investment power solely by reason of being members of the Executive Compensation Committee that administers such Plan. Messrs. Baehr and Brown and Ms. Dolan disclaim beneficial ownership of these shares.

(3)	Percentages are listed only for those individuals who are the beneficial owners of more than 1% of the outstanding shares.

(4)	Includes the following number of shares owned by family members as to which beneficial ownership is disclaimed: Mr. Fitton, 177,745 and Mr. Marcum, 159,030.

(5)     Includes 185,612 shares held as co-trustee of the Joseph L. and Sarah
S. Marcum Foundation as to which voting and investment power is shared by Mr. Marcum. Beneficial ownership of these shares is disclaimed by Mr. Marcum.

(6)	The share ownership for Messrs. Carmichael, Haniewich, Sloneker and
Busby includes 482, 1,490, 5,802 and 11,876 shares, respectively, held for the accounts of these individuals by the trustee of the Company's Employee
Savings Plan. Ms. Riczko's share ownership includes 2,412 shares held in an account in the same plan. Such persons have sole voting power with respect to these shares and also hold investment power subject to limitations in the Plan.


                                ELECTION OF DIRECTORS

	The Board of Directors intends that the four persons named under Class III in the following table will be nominated for election at the Annual Meeting for three-year terms expiring in 2005, that the individual named under Class I will be nominated at the Annual Meeting for a one-year term expiring in 2003, and that the individual named under Class II will be nominated at the Annual Meeting for a two-year term expiring in 2004. The terms of the remaining directors in Classes I and II will continue after the Annual Meeting. In the event that any one or more of the nominees unexpectedly becomes unavailable for election, the shares represented by the proxies received will be voted in accordance with the best judgment of the proxy holders for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board of Directors. The proxies will not be voted for more than six nominees.




                                                Position with Company and/or
                                             Principal Occupation or Employment                     Director
Name and Age(1)                                   During Last Five Years(2)                          Since
---------------               ----------------------------------------------------------            -------
Nominees:  Class III:  Terms Expiring in 2005


Terrence J. Baehr,            Vice President, Sales, Americas East Region, IBM Corporation,           1999
        51                    White Plains, New York since June 2000.  Previously Vice
                              President, Strategy and Solutions, Global Financial Services
                              Sector for IBM Corporation January to June 2000, Vice President,
                              Insurance Industry, North and South America for IBM, 1998-1999
                              and General Manager, Insurance Industry, North America, 1995-1997
                              for IBM Corporation.

Dan R. Carmichael             President, Chief Executive Officer and Director of the Company,         2000
        57                    The Ohio Casualty Insurance Company, West American Insurance
                              Company, American Fire and Casualty Company, Ohio Security
                              Insurance Company, Avomark Insurance Company, Ohio Casualty of
                              New Jersey, Inc. and OCASCO Budget, Inc.  Previously President
                              and Chief Executive Officer of IVANS, Inc., Greenwich,
                              Connecticut from 1995-2000.

Catherine E. Dolan,           Senior Vice President, First Union National Bank, Charlotte,            1994
        44                    North Carolina.  Previously Managing Director of the Financial
                              Institutions Group, First Union National Bank, Charlotte,
                              North Carolina from 1995-2000.

Phillip G. Heasley,           Chairman and Chief Executive Officer of First USA, a subsidiary
        52                    of Bank One since January 2001.  Previously President and Chief
                              Operating Officer of U. S. Bancorp.

                                 -6-


                                                Position with Company and/or
                                             Principal Occupation or Employment                     Director
Name and Age(1)                                   During Last Five Years(2)                          Since
---------------               ----------------------------------------------------------            -------

Nominee:  Class I:  Term Expiring in 2003


Jan H. Suwinski,              Professor of Business Operations, The Johnson Graduate School
        60                    of Management at Cornell University in Ithaca, New York since
                              1997.  Previously, Executive Vice President, Opto-Electronics
                              Group of Corning Incorporated.


Nominee:  Class II:  Term Expiring in 2004


Ralph S. Michael III,         Group Executive, PNC Advisors and PNC Capital Markets, Pittsburgh,
        47                    Pennsylvania since February 2001.  Previously Chief Executive
                              Officer, PNC Corporate Banking from 1996-2001.


Directors Whose Terms Continue Beyond the Annual Meeting:
Class I:  Terms Expiring in 2003:

Jack E. Brown,                Executive Vice President, Global AC Nielsen, Covington, Kentucky        1994
        58                    since January, 2002;  Chairman of the Board, AC Nielsen BASES
                              since 1999; previously Chairman of the Board, BBI Marketing
                              Services, Inc., Cincinnati, Ohio, a marketing consulting firm.

Howard L. Sloneker III,       Senior Vice President, Secretary and Director of the Company, The       1983
        45                    Ohio Casualty Insurance Company, West American Insurance Company,
                              American Fire and Casualty Company, Ohio Security Insurance
                              Company, Avomark Insurance Company, Ohio Casualty of New Jersey, Inc.
                              and OCASCO Budget, Inc. since 1998.  Previously Vice President,
                              Secretary and Director of the Company and its subsidiaries.

Class II:  Terms Expiring in 2004

Stephen S. Marcum,            Member of the law firm of Parrish, Fryman & Marcum Co., L.P.A.,         1989
        44                    Hamilton, Ohio.

Stanley N. Pontius,           President and Chief Executive Officer of First Financial Bancorp,       1994
        55                    Hamilton, Ohio since 1991 and Chairman of the Board of its principal subsidiary, First National Bank of Southwestern Ohio,
                              Hamilton, Ohio since 1998.  Previously Chief Executive Officer of
                              First National Bank of Southwestern Ohio since 1993.

Edward T. Roeding,            President and Chief Operating Officer of E. H. Roeding & Co., Inc.      2001
        61                    Crestview Hills, Kentucky, a financial and insurance services company.




(1) Ages are listed as of the date of the Annual Meeting.

(2) The Ohio Casualty Insurance Company, West American Insurance Company, American Fire and Casualty Company, Ohio Security Insurance Company, Avomark Insurance Company, Ohio Casualty of New Jersey, Inc. and OCASCO Budget, Inc., are subsidiaries of the Company.

                OTHER DIRECTORSHIPS AND RELATED TRANSACTIONS

        Dan R. Carmichael is also a director of Alleghany Corporation.   Jack
E. Brown is also a director of PNC Bank Ohio, N.A. Phillip G. Heasley is Chairman of the Board of Visa USA, and is also a director of Visa International, Fidelity National Financial, Inc. and Fair, Isaac and Company, Inc. Stephen S. Marcum and Stanley N. Pontius are also directors of First Financial Bancorp.
Jan H. Suwinski also serves as a director of Tellabs, Inc. and Thor Industries.

        Edward T. Roeding is the President and Chief Operating Officer of E. H. Roeding & Co., Inc. a financial and insurance services firm. During 2001, E.
H. Roeding & Co., Inc., served as a licensed agency for the insurance subsidiaries of the Company and was paid $659,425 in commissions and credits for such services. E. H. Roeding & Co., Inc. will also be paid in 2002 a bonus of $186,794 based on the volume and profitability of business produced in 2001. The Company expects that commissions will be paid to E. H. Roeding
& Co., Inc. in 2002.


                        MEETINGS OF THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

	During 2001, the Board of Directors held eleven meetings. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served. The Board of Directors has standing Executive, Audit, Executive Compensation and Governance Committees.

	The Executive Committee held one meeting during 2001. Current members of the Executive Committee are Jack E. Brown, Dan R. Carmichael, Stanley N. Pontius and Howard L. Sloneker III. The Executive Committee is empowered to exercise all the powers of the Board of Directors in the management of the Company between meetings of the Board of Directors, other than filling vacancies on the Board or any committee of the Board.

	The Audit Committee held eleven meetings during 2001. Current members of the Audit Committee are Arthur J. Bennert, Catherine E. Dolan, Vaden Fitton and Stanley N. Pontius. For a more detailed description of the role of the Audit Committee, see "Report of the Audit Committee " on page 18.

	The Executive Compensation Committee held nine meetings during 2001. Current members of the Executive Compensation Committee are Terrence J. Baehr, Jack E. Brown and Catherine E. Dolan. The Executive Compensation Committee administers the Company stock option plans and carries out the responsibilities described in the Report of the Executive Compensation Committee in this Proxy Statement on page 16.

	The Governance Committee held three meetings during 2001. Current members of the Governance Committee are Terrence J. Baehr, Wayne Embry and Stephen S. Marcum. The Governance Committee promotes the effective operation of the Board of Directors through proper committee composition, nominee selection and efficient task distribution.

	The Governance Committee will consider nominees for director recommended by shareholders for the 2003 Annual Meeting of Shareholders provided that the names of such nominees are submitted not later than November 22, 2002, to Howard L. Sloneker III, Secretary, 9450 Seward Road, Fairfield, Ohio 45014. Every submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a director if elected, and a commitment by the nominee to meet personally with the Governance Committee members.

                        DIRECTORS' FEES AND OTHER COMPENSATION

        Each director who is not an employee of the Company, except for the Chairman of the Board, receives an annual retainer of $30,000 for services as a director of the Company. The Chairman of the Board receives an annual retainer of $75,000. Each non-employee director of the Company also receives $1,500 plus expenses for each meeting attended in person ($500 per meeting attended via teleconference beginning in April 2001).

        The Chairman of the Audit Committee receives an annual fee of $2,500 and Chairmen of the Governance Committee and Executive Compensation Committee receive an annual fee of $2,000 for such services.

        Directors may elect to defer all or a part of the cash compensation they receive for services as directors in performance shares or cash. Performance shares are equivalent in value to the Company's shares, but the performance shares have no voting rights. All deferred fees and performance shares are payable only in cash.

	Under the Company's current stock option plan, which will terminate if the 2002 Stock Incentive Plan is adopted, any individual who becomes or is re-elected a non-employee director is automatically granted a non-qualified stock option (an "NQSO") to purchase 6,000 shares effective on the third business day following the first meeting of the Board of Directors after his/her election or appointment to the Board. The exercise price of each NQSO granted to a non-employee director is equal to the fair market value of the shares on the date of grant. NQSOs granted to non-employee directors have terms of ten years (subject to earlier termination in certain cases) and may not be exercised during the six months following their date of grant. On April 23, 2001, Wayne
R. Embry, Stephen S. Marcum and Stanley N. Pontius were each granted an NQSO to purchase 6,000 shares of the Company, at an exercise price of $8.60 per share, the closing market price of the shares on the date of grant. On May
22, 2001, Edward T. Roeding, a non-employee director of the Company, was granted an NQSO to purchase 6,000 shares of the Company, at an exercise price of $9.07 per share, the closing market price of the shares on the date of grant.

        In addition, the Company has a retirement plan for certain directors. Under this plan, a director who currently serves on the Board will receive a payment of $25,000 per year for ten years if the director: (i) retires from the Board on or before the 2002 Annual Shareholders Meeting; (ii) has served as a director for at least ten years; and (iii) has attained age 65 at the time of retirement from the Board. All newly elected directors, beginning with the 2001 term, as well as the current directors who continue to serve beyond the 2002 term, will not be eligible for any retirement benefits.

                        EXECUTIVE COMPENSATION

Summary Compensation Table

	The table below presents information concerning compensation provided by the Company to its Chief Executive Officer and to each of the Company's four most highly compensated executive officers, other than the Chief Executive Officer, for services rendered in all capacities for each of the Company's last three completed fiscal years:


                                                                                                       Long-Term
                                           Annual Compensation                                    Compensation Awards
                              ---------------------------------------------------  ---------------------------------------------
                                                         Other                       Securities                      Dividend
                                                        Annual        Restricted     Underlying      Dividend         Payment
  Name and                     Salary      Bonus     Compensation       Stock         Options/       Payment          Rights
Principal Position    Year      ($)         ($)         ($)(1)       Awards($)(2)      SARs(#)     Rights(#)(3)    Payout($)(4)
------------------    ----     ------      -----       ---------     ------------    ----------    ------------    -------------

Dan R. Carmichael     2001     700,000    725,000(5)   781,688             0         400,000            0                0
  President, Chief    2000      18,846    200,000         0                0         400,000            0                0
  Executive Officer   1999        --         --           --               --           --              --               --

Elizabeth M. Riczko   2001     233,154     25,900       10,349             0          62,000            0                0
  Executive Vice      2000     182,603     11,300        6,138             0          15,000            0              10,720
  President           1999     153,155       --          5,032           11,804       24,000          24,000           10,240

Jeffrey L.            2001     230,617     28,692       86,471             0          62,000            0                0
Haniewich             2000     190,008      150          5,704             0          15,000            0                0
  Executive Vice      1999     190,008     14,200        6,126             0           8,000           8,000             0
  President

Howard L.             2001     224,602     30,220         0                0          31,000            0              13,999
Sloneker III (6)      2000     208,577       0           7,204             0          30,000            0              35,732
  Senior Vice         1999     224,543       0           7,073           19,186       24,000          24,000           25,465
  President,
  Secretary

John S. Busby         2001     214,923     25,350        9,568             0          41,000            0               4,200
  Executive Vice      2000     180,516     40,940        5,737             0          15,000            0              10,720
  President           1999     142,706      8,416        4,534            9,289        8,000           8,000           10,240
___________________



(1) For 2001, includes for Messrs. Carmichael, Haniewich and Busby and Ms. Riczko the amounts of $2,677, $5,100, $5,100 and $5,006, respectively, contributed to the Company's Employee Savings Plan. Also includes for Messrs. Carmichael, Haniewich and Busby and Ms. Riczko for 2001 the amounts of $54,097, $5,358, $4,468 and $5,343, respectively, contributed to the Company's Supplemental Executive Savings Plan. With respect to Mr. Carmichael, also includes compensation pursuant to his Employment Agreement consisting of $171,604 to reimburse Mr. Carmichael for an amount forfeited under a previous employer's short-term bonus program and $346,906 to reimburse Mr. Carmichael for the amount forfeited under a previous employer's long-term bonus plan and $175,000 towards an annual long-term cash award. With respect to Mr. Haniewich, also includes $27,410 which represents the value of the company car provided to him and $23,484 which represents imputed taxes and a "gross up" amount to pay such taxes with respect to his Company car, relocation expenses and financial planning expenses.

(2) The aggregate values of all outstanding restricted stock awards at the end of the fiscal year 2001 were $9,341 for Ms. Riczko and $15,183 and $7,351 for Messrs. Sloneker and Busby, respectively. The number of restricted stock awards held by Ms. Riczko and Messrs. Sloneker and Busby at the end of fiscal year 2001 were 582, 946 and 458, respectively. Such restricted stock awards vest on the third anniversary of the date of the grant so long as the executive officer is an employee on such date (with earlier vesting occurring on retirement, death or disability or termination of employment following a change of control). During the restriction period, the executive officer is entitled to all dividends paid on the shares.

(3) Dividend Payment Rights were granted in 1999. One third of these rights become effective on each anniversary of the grant date. These rights entitle the holder, on the April 15th following the third anniversary of the grant date, to receive for each dividend payment right, an amount in cash equal to the aggregate amount of dividends that the Company has paid on each share from the date on which such right becomes effective through the payout date, subject to restrictions.

(4) Amount shown reflects the payout of Dividend Payment Rights granted to the named executive officers in 1996, 1997 and 1998.

(5) Includes $200,000 representing the final payment of Mr. Carmichael's sign-on bonus of $400,000. Also includes a $525,000 annual bonus payable by March 31, 2002, pursuant to his Employment Agreement.

(6) Salary column includes directors' fees for Mr. Sloneker of $2,083 for 2001 and $25,000 for 1999.


                        Option Grants in Last Fiscal Year

	The table below sets forth information concerning the grant of stock options during the last fiscal year to each of the executive officers of the Company named in the Summary Compensation Table. No stock appreciation rights were granted during the last fiscal year.


                                           % of Total                                        Potential Realizable
                                             Options                                           Value at Assumed
                              Number of      Granted                                         Annual Rates of Stock
                               Shares          to                                            Price Appreciation for
                              Underlying    Employees           Exercise                         Option Term(1)
                               Options      in Fiscal            Price       Expiration      ($)              ($)
   Name                        Granted        Year               ($/Sh)         Date          5%              10%
  ------                      ----------    -----------         ---------    ----------      ---              ---

Dan R. Carmichael             400,000(2)      30.21%             14.38        12/12/11       2,452,689      6,215,596

Elizabeth M. Riczko            62,000(3)       4.68%              8.99         6/1/11          350,533        888,320

Jeffrey L. Haniewich           62,000(3)       4.68%              8.99         6/1/11          350,533        888,320

Howard L. Sloneker III         31,000(3)       2.34%              8.99         6/1/11          175,267        444,160

John S. Busby                  41,000(3)       3.09%              8.99         6/1/11          231,804        587,438


(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% annual appreciation rates set by the SEC for illustrative purposes, and therefore, are not intended to forecast future financial performance or possible future appreciation in the price of the Company's shares. Shareholders are, therefore, cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that optionees will only realize value from the option grants shown when the price of the Company's shares appreciates, which benefits all shareholders commensurately.

(2) Mr. Carmichael's option was granted pursuant to his Employment Agreement with the Company dated December 12, 2000. The option becomes exercisable as to one-third of the option shares on each of the first three anniversaries of the date of grant and has a term of ten years.

(3) These stock options were granted under the Ohio Casualty Corporation 1993 Stock Incentive Program at the fair market value of the underlying option shares on the date of grant. These options are subject to a six-month holding period and become exercisable as to one-third of the option shares on each of the first three anniversaries of the date of grant and have a term of ten years. In the event of a change in control of the Company, the stock options would become exercisable in full. Stock options reported consist of both Incentive Stock Options and Non-Qualified Stock Options.


                        Option Exercises in Last Fiscal Year

	The following table sets forth for each of the executive officers of the Company named in the Summary Compensation Table, the fiscal year-end value of unexercised stock options held by such executive officer. None of these individuals exercised any stock options during 2001.


                        Aggregated Option Exercises in
                Last Fiscal Year and Fiscal Year-End Option Value

                                                        Number of Shares Underlying            Value of Unexercised
                            Shares                        Unexercised Options at               In-the-Money Options
                          Acquired on        Value          Fiscal Year-End                  at Fiscal Year-End ($)(1)
   Name                    Exercise        Realized     Exercisable   Unexercisable         Exercisable     Unexercisable
  ------                   --------        --------     ---------------------------         -----------------------------

Dan R. Carmichael             0               0           133,333      666,667                830,665          2,301,335

Elizabeth M. Riczko           0               0            41,500       77,500                 27,038            460,418

Jeffery L. Haniewich          0               0            12,833       72,167                 27,038            460,418

Howard L. Sloneker III        0               0            84,333       54,001                 48,450            265,140

John S. Busby                 0               0            24,833       51,167                 27,038            313,628



(1) "Value of Unexercised In-the-Money Options at Fiscal Year-End" is based upon the fair market value of the Company's shares on December 31, 2001 ($15.98), less the exercise price of in-the-money options on December 31, 2001. Exercise prices of these options on December 31, 2001 ranged from $8.990 to $23.469.

                                EMPLOYMENT AGREEMENT

	On December 12, 2000, the Company entered into a five-year Employment Agreement (the "Carmichael Agreement") with Dan R. Carmichael. The basic terms and conditions of the Carmichael

Agreement include a minimum base salary of $700,000 per year, and annual bonuses for calendar years 2001 and 2002 equal to the greater of $525,000 or the bonus otherwise payable under any executive short-term bonus plan that is in effect. For calendar years after 2002, the bonus will be determined under the applicable short-term bonus plan then in effect.

	Annual long-term cash awards of $175,000 will be credited to Mr. Carmichael's deferred compensation account on March 31, 2002 (for fiscal year ending December 31, 2001) and March 31, 2003 (for fiscal year ending December 31, 2002). These amounts will vest over a three-year period. For calendar years following 2002, Mr. Carmichael will participate in any long-term incentive program then offered by the Company.

        As an added inducement to joining the Company, Mr. Carmichael received payments of $200,000 on December 22, 2000, and on June 22, 2001. In addition, on April 12, 2001, the Company reimbursed Mr. Carmichael $171,604, which he forfeited under a previous employer's short term bonus program as a result of his accepting employment with the Company. The Company also credited to Mr. Carmichael's deferred compensation account $346,906, which he forfeited under a previous employer's long-term bonus plan.

	If prior to a Change in Control of the Company (as defined in the Carmichael Agreement), the Company terminates Mr. Carmichael's employment without Cause (as defined) or if Mr. Carmichael terminates his employment for Good Reason (as defined), the Company will be obligated to (i) continue to pay the Base Salary for a period of 36 months following the termination date; (ii) pay an amount equal to 300 percent of Mr. Carmichael's last annual bonus (or the amount of his minimum annual bonus for the year in which the termination occurs if that date precedes his receipt of his first annual bonus); (iii) pay an amount equal to 300 percent of the last annual long-term cash bonus amount credited to his deferred compensation account (or the amount of his minimum annual long-term cash amount for the year in which termination occurs if that date precedes receipt of his first long-term cash bonus payment); and (iv) vest in full all unvested stock options granted under the agreement. In certain cases, these payments will be reduced if Mr. Carmichael obtains other employment during the period in which the severance payments are required to be made.

        If following a Change in Control of the Company, the Company terminates Mr. Carmichael's employment without Cause or Mr. Carmichael terminates his employment for Good Reason, then the Company will be obligated to (i) pay to Mr. Carmichael the amounts that would have been payable to him if his employment had so terminated prior to a Change in Control, but in a lump sum without any discount applied to reflect the value of any acceleration of payment, and (ii) reimburse Mr. Carmichael for the cost of continued participation in all programs subject to the benefit provisions of the Consolidated Omnibus Budget Reconciliation Act of 1993 ("COBRA") until the earlier of the date Mr. Carmichael obtains replacement coverage or the date the maximum coverage period prescribed by COBRA ends. If the sum of these payments and any other payments or benefits constitute "excess parachute payments" under the Internal Revenue Code, then the Company will be obligated to reimburse Mr. Carmichael for any resulting excise tax or reduce the amounts paid so that the total parachute payment is less than the amount that would be an "excess parachute payment," whichever results in the larger after-tax amount to Mr. Carmichael.

	The Carmichael Agreement provides for a 24-month non-competition agreement.

	The Carmichael Agreement also provides for the grant of stock options for up to 1,200,000 shares of the Company at exercise prices equal to the market value of the Company's shares on the date of option grants. The first stock option for 400,000 shares was granted to Mr. Carmichael on December 12, 2000, at an exercise price of $9.75 per share. A second stock option for 400,000 shares was granted on December 12, 2001, at an exercise price of $14.38 per share (the terms of this option are described in footnote 2 to the Option Grant Table on page 11), and a third stock option for 400,000 shares will be granted on December 12, 2002, so long as Mr. Carmichael is an employee of the Company on that grant date. Each of the stock options will vest over a period of three years from the date of grant, and are for terms of 10 years each.



                        CHANGE IN CONTROL AGREEMENTS

	The Company has entered into change in control agreements with Elizabeth M. Riczko, Jeffrey L. Haniewich, Howard L. Sloneker III and John S. Busby (each a "Change in Control Agreement"). Each Change in Control Agreement provides that if the employee's employment is terminated by the Company without Cause (as defined in the Change in Control Agreement), or by the employee for Good Reason (as defined), at any time during the 24 months following a Change in Control (as defined), the Company will (i) reimburse the employee for certain insurance and executive outplacement service costs, (ii) reimburse the employee for the cost of continued participation in all programs subject to the benefit provisions of the Consolidated Omnibus Budget Reconciliation Act of 1993 ("COBRA") until the earlier of the date replacement coverage is obtained or the date the maximum coverage period prescribed by COBRA ends, and (iii) pay the employee an amount equal to 200% of the greater of the employee's current annualized base salary rate or the highest annualized base salary rate the employee received at any time during the 24 months beginning on the date of the Change in Control.

	If the sum of these payments and any other payments or benefits constitute "excess parachute payments" under the Internal Revenue Code, then the Company will be obligated to reimburse the employee for any resulting excise tax or reduce the amounts paid so that the total parachute payment is less than the amount that would be an "excess parachute payment," whichever results in the greater after-tax amount to the employee.



                                PENSION PLANS

        The table on the following page sets forth the estimated annual benefits payable under The Ohio Casualty Insurance Company Employees Retirement Plan (the "Employees Retirement Plan") and The Ohio Casualty Insurance Company Benefit Equalization Plan (the "Benefit Equalization Plan") to participants in such plans, including the executive officers named in the Summary Compensation Table, upon retirement in specified compensation and years of service classifications:


                                PENSION PLANS TABLE

                           15        20        25        30        35        40        45
Annual Earnings           Years     Years     Years     Years     Years     Years     Years
----------------          -----     -----     -----     -----     -----     -----     -----

   $125,000              $27,368   $36,490   $45,613   $54,735   $63,858   $72,980   $82,103
    175,000               39,368    52,490    65,613    78,735    91,858   104,980   118,103
    225,000               51,368    68,490    85,613   102,735   119,858   136,980   154,103
    275,000               63,368    84,490   105,613   126,735   147,858   168,980   190,103
    325,000               75,368   100,490   125,613   150,735   175,858   200,980   226,103
    375,000               87,368   116,490   145,613   174,735   203,858   232,980   262,103
    400,000               93,368   124,490   155,613   186,735   217,858   248,980   280,103
    425,000               99,368   132,490   165,613   198,735   231,858   264,980   298,103
    450,000              105,368   140,490   175,613   210,735   245,858   280,980   316,103
    475,000              111,368   148,490   185,613   222,735   259,858   296,980   334,103
    500,000              117,368   156,490   195,613   234,735   273,858   312,980   352,103
    525,000              123,368   164,490   205,613   246,735   287,858   328,980   370,103
    550,000              129,368   172,490   215,613   258,735   301,858   344,980   388,103
    600,000              141,368   188,490   235,613   282,735   329,858   376,980   424,103
    650,000              153,368   204,490   255,613   306,735   357,858   408,980   460,103
    700,000              165,368   220,490   275,613   330,735   385,858   440,980   496,103



	Retirement benefits under the Employees Retirement Plan, a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), are generally payable to full-time and regular part-time employees upon retirement at age 65 so long as they have completed five years of vested service or in reduced amounts upon retirement prior to age 65 so long as they have completed ten years of vested service. A retiree's benefit amount is based upon his or her credited years of service and final average compensation for the five consecutive calendar years of highest salary during the last ten years of service immediately prior to age 65 or, if greater, the average annual compensation paid during the 60 consecutive month period immediately preceding retirement or other termination of employment. Such retirement benefits are calculated considering the retiree's Social Security-covered compensation. Benefits figures shown in the table above are computed on the assumption that participants retire at age 65 and are entitled to a single life annuity.

	Section 401(a)(17) of the Code limits compensation in excess of $170,000 from being taken into account in determining benefits payable under a qualified pension plan. As a result, the Benefit Equalization Plan was adopted for those employees who are adversely affected by these provisions of the Code. The Benefit Equalization Plan provides for payment of benefits that would have been payable under the Employees Retirement Plan but for the limitation on covered compensation imposed by the Code. Upon retirement, participants receive a lump sum payment equal to the actuarial equivalent present value of the benefit payable under the Benefit Equalization Plan.

	At December 31, 2001, credited years of service and average annual compensation for purposes of the Employees Retirement Plan and the Benefit Equalization Plan for the executive officers named in the Summary Compensation Table were: Elizabeth M. Riczko, 8.8 years ($183,208); Jeffery L. Haniewich,
3.0 years ($133,220); Howard L. Sloneker III, 19.75 years ($224,263); and John
S. Busby, 28.5 years ($170,360). The compensation covered by the Employees Retirement Plan and the Benefit Equalization Plan is the amount shown in the Summary Compensation Table as salary, less any directors' fees.

                REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

        The Executive Compensation Committee of the Board of Directors (the "Committee") approves all of the policies under which compensation is paid or awarded to the Company's executive officers. Historically, the Committee has sought to create executive compensation opportunities, including those for the Company's Chief Executive Officer (the "CEO"), that provide substantial incentives for superior performance and financial consequences for below-target performance. In 2001 the Committee developed a new executive compensation program for the Company. In addition to base salary, the new compensation program includes both cash and stock-based elements. The Annual Incentive Program, which is an annual cash bonus plan, is designed to reward officers based on achievement of financial performance objectives while the Long-Term Incentive Plan offers stock-based compensation that is directly linked to the interests of the Company's shareholders.

Components of Compensation

        Base Salary.    The Company sets the base salary range for each
executive officer by reviewing the base salary for comparable positions at a broad group of companies participating in third party compensation surveys. Base salary ranges are targeted at the median of market on the basis of data available from these independent surveys. Individual salaries for each executive officer are set relative to the salary range based on individual performance and contribution to the Company's results.

        Cash Bonus.     The Annual Incentive Program is designed to give
officers of the Company and its subsidiaries the opportunity to earn a cash bonus based on corporate and individual performance. Bonus opportunities are targeted at the median of market for comparable positions in the survey companies. The Annual Incentive Plan design differs for officers who serve in support areas, such as Accounting and Legal, versus officers who serve in business units. These business units include Standard Commercial Lines, Personal Lines and Specialty Lines.

        The Annual Incentive Plan provides for a target bonus amount for each officer based on his or her position. The individual target bonus amount is stated as a percent of base salary ranging from 15% of base salary to 60% of base salary. This amount is adjusted up or down based on achievement of stated annual performance objectives, including corporate after-tax operating income for all officers and, for officers in the business units, the additional objective of accident year combined ratio and/or premiums. Individual performance is then taken into consideration, adjusting the initial bonus calculation up or down.

        In June, 2001, the Committee approved the fiscal year 2001 Annual Incentive Plan. Payments will be made during the first quarter of 2002. As of the date of this Proxy Statement, the bonus payouts had not yet been determined.

	Stock Incentives. The Long-Term Incentive Plan consists of Incentive Stock Options, Non-Qualified Stock Options or a combination of both. Stock options are granted at market value on the date of grant and increase in value only to the extent of appreciation of the Company's shares. Stock options expire at the end of ten years from the date of grant. Stock option grants are generally made at the beginning of the fiscal year, although grants may be made at different times to participants who are promoted or newly hired. The number of stock options to be granted is based on the participant's position with the Company. The Committee has reserved the right to eliminate future stock option awards or make other modifications in the Long-Term Incentive Plan.

	In June, 2001, the Company granted stock options to all executive officers. These grants vest over a period of three years, and are for a term of 10 years.

Bases for Chief Executive Officer Compensation

        Dan R. Carmichael has served as President and Chief Executive Officer of the Company since December 12, 2000. During 2001, Mr. Carmichael received a base salary of $700,000 per year. The Committee evaluates Mr. Carmichael's performance on an annual basis and determines whether an increase in base salary is warranted based on the Committee's consideration of a number of objective and subjective criteria, including the Company's financial operations and Mr. Carmichael's overall leadership. Because the Carmichael Agreement requires that the Company pay Mr. Carmichael a minimum annual base salary, the Committee does not have the ability to reduce the base salary below that minimum. The minimum base salary was established by the Committee, based upon advice from the Company's compensation consulting firm that such minimum amount was consistent with similar compensation provided to CEOs of comparable companies in the insurance industry. The comparative data was compiled and provided by the Company's executive compensation consulting firm and may or may not have included the companies in the Performance Graph.

        The Carmichael Agreement provides for an annual bonus of $525,000 for 2001 and 2002. For years after 2002, Mr. Carmichael will receive an annual bonus and annual long term cash award under the terms of any bonus program or long-term cash award program then in effect for senior executives of the Company. Although the Committee will not have the ability to reduce the minimum cash bonus payable to Mr. Carmichael for 2002, bonuses for years after 2002 will be determined in accordance with the executive bonus plan then in effect.

        In accordance with the Carmichael Agreement, Mr. Carmichael received a cash payment of $200,000 on June 22, 2001, as the final payment of his signing bonus of $400,000. In addition, the Company reimbursed Mr. Carmichael $171,604 for an amount he forfeited under a previous employer's short-term program as a result of his accepting employment with the Company. In 2001 the Company also credited to his deferred compensation account $346,906 that Mr. Carmichael forfeited under a previous employer's long-term bonus plan. On March 31, 2002, a long-term cash award of $175,000 (for fiscal year ending December 31, 2001) will be credited to Mr. Carmichael's deferred compensation account, which amount will vest over a three-year period.

        Mr. Carmichael was granted on December 12, 2001, a non-qualified stock option to purchase 400,000 shares at an exercise price of $14.38 per share, pursuant to the Carmichael Agreement.

        The Committee does not have a policy that requires its executive compensation programs to qualify as performance-based compensation under
Section 162(m) of the Code, although the Committee continues to carefully consider the net cost and value to the Company and its shareholders of its compensation policies.

     Terrence J. Baehr       Jack E. Brown       Catherine E. Dolan

                        REPORT OF THE AUDIT COMMITTEE

	The Audit Committee of the Board of Directors of the Company is comprised of four directors, three of whom are considered "independent" under the listing standards of the National Association of Securities Dealers. The Audit Committee is responsible for overseeing the Company's accounting functions and controls, as well as recommending to the Board of Directors an accounting firm to audit the Company's financial statements. The Audit Committee operates under a written charter that sets forth its responsibilities, which is reviewed and assessed on an annual basis.

        The Audit Committee discussed with Ernst & Young LLP ("Ernst & Young") the results of its audit for 2001 and the matters required to be discussed by Statement of Auditing Standard 61. In fulfilling its oversight responsibilities, the Audit Committee also discussed with representatives of Ernst & Young its responsibilities in accordance with generally accepted auditing standards; the selection and application of significant accounting policies; the existence of any significant audit adjustments or any disagreements with management; its judgment about the quality of the Company's accounting principles; and its responsibility for information prepared by management that is included in documents containing audited financial statements. The Audit Committee then reviewed the audited financial statements with the management of the Company.

	In addition, the Audit Committee discussed with representatives of Ernst & Young the letter from Ernst & Young required by Independence Standards Board Standard No. 1 and the independence of Ernst & Young with respect to the Company. Pursuant to these discussions, the Audit Committee determined that the additional services provided by Ernst & Young (see discussion under "All Other Fees" on page 13) are compatible with maintaining the auditors' independence.

	Based on its review of the financial statements and its discussions with management and representatives of Ernst & Young, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001, to be filed with the SEC.

        The only non-independent member of the Audit Committee is Stanley N. Pontius, who is also the Chairman of the Board of Directors of the Company. Although Mr. Pontius is not considered "independent," as defined by the National Association of Securities Dealers, the Board of Directors has determined that it is important to maintain the stability of the membership of the Audit Committee while the Company continues to undergo strategic restructuring. Therefore, Mr. Pontius continues to be a member of the Audit Committee.

	The foregoing report of the Audit Committee is submitted by the Audit
Committee:

Arthur J. Bennert    Catherine E. Dolan    Vaden Fitton    Stanley N. Pontius

                                AUDIT FEES

        For the fiscal year ended December 31, 2001, Ernst & Young billed the Company $130,000 for professional services in connection with the audit of the Company's annual financial statements and the review of financial statements included in the Company's Forms 10-Q.

        FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

        During the 2001 fiscal year, Ernst & Young did not provide any professional accounting services to design, implement or manage hardware or software that collects or generates information significant to the Company's financial statements.


                                ALL OTHER FEES

        For the fiscal year ended December 31, 2001, the Company was billed $2,681,201 in fees for services rendered by Ernst & Young, primarily for tax and insurance-related services other than the services discussed in "Audit Fees." This amount includes $1,567,000 for tax-related services, $999,008 for actuarial and other services related to the implementation of the Company's new strategic plan and $115,193 for other audit-related services.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

        The following graph compares the five-year cumulative total shareholder return, including reinvested dividends, of the Company's shares with the Dow Jones Equity Market Index and the Dow Jones Insurance Index for Property and Casualty Companies (1):



                          PERFORMANCE GRAPH FOR
                        OHIO CASUALTY CORPORATION



                             1996     1997     1998     1999     2000     2001
                           ------------------------------------------------------

DJ EQUITY MARKET INDEX      100.00   131.81   164.63   202.04   183.31   161.46
DJ INSURANCE P&C            100.00   141.41   133.95    99.46   162.32   155.93
OHIO CASUALTY CORP          100.00   130.52   125.28   103.06    68.02   109.17



 (1) The Dow Jones Insurance Index for Property and Casualty Companies is comprised of 38 companies that are considered to be a peer group of property and casualty insurance companies within the United States.
       The companies making up the 2001 Index are: Ace Ltd., Allstate Corporation, AMBAC Financial Group Inc., American Financial Group,
       Inc., Arthur J. Gallagher & Co., Brown & Brown Inc., Chubb Corporation, Cincinnati Financial Corporation, CNA Financial Corporation, Commerce Group Inc., Erie Indemnity Co., Everest Re Group Ltd., Fidelity
       National Financial Inc., First American Corporation, Fremont General Corporation, HCC Insurance Holdings Inc., Leucadia National Corporation, Loews Corporation, Markel Corporation, MBIA Inc., Mercury General Corporation, MGIC Investment Corporation, Mutual Risk Management Ltd., Ohio Casualty Corporation, Old Republic International Corporation, PartnerRe Ltd., PMI Group Inc., Progressive Corporation, Radian Group Inc., RenaissanceRe Holdings Ltd., Safeco Corporation, Selective Insurance Group Inc., St. Paul Companies, Transatlantic Holdings Inc., Trenwick Group Ltd., W. R. Berkley Corporation, White Mountains Insurance Group Ltd. and XL Capital Ltd.


                                ANNUAL REPORT

        The Company's Annual Report for the fiscal year ended December 31, 2001, accompanies this Proxy Statement.

                        INDEPENDENT PUBLIC ACCOUNTANTS

	The accounting firm of Ernst & Young LLP served as independent public accountants of the Company and its subsidiaries for 2001 and will continue to serve as independent public accountants for 2002. A representative of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement and/or respond to appropriate questions from the shareholders.

	As previously disclosed in the Company's Form 8-K, filed with the SEC on February 15, 2001, the Company informed PricewaterhouseCoopers LLP on February 9, 2001, that it would be dismissed as the Company's independent public accountant effective upon completion of the audit for the fiscal year ended December 31, 2000. The decision to change accountants was recommended by the Audit Committee and approved by the Company's Board of Directors.

	The reports of PricewaterhouseCoopers LLP on the Company's consolidated financial statements for the fiscal years ended December 31, 1999, and 2000 did not contain an adverse opinion or a disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope or accounting principles. Further, during the Company's two fiscal years ended December 31, 2000 and through February 9, 2001, there were no disagreements between PricewaterhouseCoopers LLP and the Company regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of the PricewaterhouseCoopers LLP, would have caused it to make reference thereto in its report on the financial statements for such years.

	On February 9, 2001, the Company engaged Ernst & Young LLP as its independent public accountant for the fiscal year ending December 31, 2001. During the Company's two fiscal years ending December 31, 1999 and 2000, and through February 9, 2001, the Company did not consult with Ernst & Young LLP as to either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements and the Company did not consult with Ernst & Young LLP as to any matter that was either the subject of a disagreement or reportable event.

                PROPOSAL TO APPROVE THE OHIO CASUALTY CORPORATION
                        2002 STOCK INCENTIVE PLAN

	On February 21, 2002, the Board of Directors of the Company adopted, subject to approval by the shareholders, the Ohio Casualty Corporation 2002 Stock Incentive Plan (the "2002 Plan") for employees and non-employee directors of the Company ("Participants"). The 2002 Plan authorizes the granting of (i) incentive stock options ("ISOs") as defined in Section 422 of the Code, (ii) non-qualified stock options ("NQSOs"), (iii) stock appreciation rights ("SARs") and (iv) restricted shares (ISOs, NQSOs, SARs and restricted shares are referred to in the following discussion as "Awards"). The purposes of the 2002 Plan are to foster the long-term success of the Company, increase shareholder value by providing participants in the 2002 Plan with an opportunity to acquire or increase an ownership interest in the Company, and attract and retain the services of outstanding individuals upon whose judgment and dedication the success of the Company is largely dependent.

	Subject to adjustment as described below, there will be 3,000,000 shares available for issuance under the 2002 Plan, plus, as explained below, certain additional shares which are currently authorized and available for issuance under the Company's 1993 Stock Incentive Program (the "1993 Plan"). As of March 1, 2002, options, stock appreciation rights and restricted shares had been granted under the 1993 Plan for an aggregate of 3,339,684 shares with 254,948 shares remaining available for new awards. Following approval of the 2002 Plan by the shareholders, awards will no longer be granted under the 1993 Plan. The shares reserved for issuance under the 1993 Plan in excess of the number of shares as to which stock options or other awards have been awarded as of the date of shareholder approval of the 2002 Plan will be added to the 3,000,000 shares authorized and reserved for issuance under the 2002 Plan. In addition, any shares as to which stock options or other awards granted under the 1993 Plan may lapse, expire, terminate or be cancelled after the date of shareholder approval of the 2002 Plan will be reserved and available for issuance under the 2002 Plan.

	The Company also maintains the Ohio Casualty Corporation 1999 Broad Based Employee Stock Option Plan ("1999 Plan"), which will remain in effect following approval of the 2002 Plan. Whereas grants of awards under the 1993 Plan have been made primarily to key executives of the Company, grants under the 1999 Plan have been made to employees who are not in key executive positions. As of March 1, 2002, options for an aggregate of 1,677,950 shares had been granted pursuant to the 1999 Plan with 110,250 shares remaining available for new awards.

	The shares subject to the 2002 Plan may either be authorized but unissued shares or treasury shares. If any Award (other than restricted shares) granted under the 2002 Plan is cancelled, terminated, forfeited or otherwise settled without the payment of cash or the issuance of any shares, such shares may be again granted under the 2002 Plan.

        As of the date of this Proxy Statement, no determination has been made regarding the identity of the Participants to whom Awards may be granted under the 2002 Plan or the kinds of Awards or numbers of shares to be subject to Awards that will be granted to such Participants. The Company anticipates that awards under the 2002 Plan will be made to employees of the Company who are in key executive positions and to directors, and that awards to employees who are not officers will be made from the 1999 Plan. The Company estimates that approximately 64 officers of the Company will be eligible to be granted Awards under the 2002 Plan, including the executive officers named in the Summary Compensation Table. The table included under "Option Grants in Last Fiscal Year" at page 11 shows the stock options granted to the named executive officers during the 2001 fiscal year. During 2001, stock options covering an aggregate of 1,000,000 shares were granted to all current executive officers of the Company, stock options covering an aggregate of 351,914 shares were granted to current officers who are not executive officers of the Company and stock options covering an aggregate of 18,000 shares were granted to current directors who are not executive officers of the Company. Because the granting of Awards under the 2002 Plan will be made by the Executive Compensation Committee of the Board of Directors (the "Committee") or the full Board (as discussed below) based on a subjective determination of the relative current and future contribution that each Participant has made or may make to the long-term welfare of the Company, past grants may not be reflective of future grants of Awards under the 2002 Plan.

	The following is a brief summary of the material features of the 2002 Plan. This summary is qualified in its entirety by reference to the full text of the 2002 Plan, a copy of which is included as Exhibit A to this Proxy Statement.

Summary of Operation of the 2002 Plan

Administration of the 2002 Plan

	The 2002 Plan will be administered by the Committee which has the authority to determine, among other things, the Participants to whom Awards will be granted under the 2002 Plan, the time or times of the grants, the amount and other terms and conditions of the Awards. The 2002 Plan requires that the Committee consist of not less than three members (i) who are "outside directors" within the meaning of Section 162(m) of the Code; (ii) who are "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act, and (iii) who do not receive payment from the Company in any capacity other than as a director. In the case of the grant of an Award to a director who is not an employee of the Company, the full Board will serve as the Committee.

Options

	ISOs and NQSOs (together, "Options") may be granted under the 2002 Plan. ISOs may be granted for terms of up to, but not exceeding, ten years from the date of grant. In the discretion of the Committee, NQSOs may be granted for terms in excess of 10 years as specified in the Participant's award agreement. Any ISO which is granted to an individual who, on the effective date of the grant, owns of record and beneficially more than 10% of the total combined voting power of all classes of stock of the Company then outstanding and entitled to vote, will not be exercisable more than five years after it is granted. No person may be granted ISOs under the 2002 Plan if it would cause the aggregate fair market value (determined as of the date an ISO is granted) of the shares with respect to which all incentive stock options held by such person are exercisable for the first time by such option holder during any calendar year under the 2002 Plan and all other stock option plans maintained by the Company to exceed $100,000. In addition, during the period in which the 2002 Plan remains in effect, no person may, in one year, be granted Options or SARs under the 2002 Plan covering more than 400,000 shares, subject to adjustments upon changes in capitalization. ISOs may only be granted to employees of the Company.

Option Exercise Price

	The option exercise price of each Option will be determined by the Committee and may not be less than the fair market value of a share on the effective date of the grant. For purposes of the 2002 Plan, the fair market value of the Company's shares on a particular date will be the closing sale price of the shares as shown on the NASDAQ National Market System on that date. On March 1, 2002, the fair market value of the Company's shares was $19.05. In the case of any ISO granted to an individual who, on the effective date of the grant, owns of record and beneficially more than 10% of the total combined voting power of all classes of stock of the Company then outstanding and entitled to vote, however, the exercise price per share must be at least 110% of the fair market value of a share on the effective date of the ISO grant.

Payment of Option Exercise Price

	Payment of the exercise price may be made in cash or by check and, if permitted by the Committee, in shares having a fair market value equal to the exercise price of the Option, or a combination of shares and cash or check, equal in the aggregate to the option price for the shares being purchased. Each Option will provide for appropriate arrangements for the satisfaction of all tax withholding requirements applicable to the exercise of such Option. If the Participant has not paid to the Company any required taxes, then the Company may withhold from the value of the Awards any amount required to comply with applicable law. A Participant may elect to pay applicable taxes by having shares otherwise issuable under the 2002 Plan withheld by the Company.

Stock Appreciation Rights

	The Committee may, in its discretion, grant a SAR to a Participant either alone or in tandem with any Option granted under the 2002 Plan. A SAR granted in tandem with an Option may be granted at the time the Option is granted or at a later date with respect to an existing Option. In the event of the exercise of a SAR granted in tandem with an Option, the Option to which the SAR relates (or the corresponding portion thereof) will be forfeited upon payment of the SAR so exercised. The exercise price of a SAR granted in tandem with an Option may not be less than 100% of the fair market value of the shares subject to the Option or portion thereof surrendered by the optionee. A SAR granted in tandem with an Option will expire, unless previously exercised, no later than the expiration of the related Option. The Committee may provide for the payment of a SAR in cash or in shares valued at the fair market value as of the date of exercise, or in any combination thereof. SARs may also be issued on a freestanding basis subject to the terms specified in the award agreement. Freestanding SARs are not tied to a specific Option, and the exercise of a freestanding SAR does not result in the forfeiture of any Options.

Restricted Shares

	Restricted share awards consist of shares transferred to eligible employees, without other payment therefor (other than the payment of the par value of such shares if required by applicable law), as additional compensation for their services to the Company or one of its subsidiaries. Restricted share awards will be subject to such terms and conditions as the Committee determines appropriate including, without limitation, restrictions on the sale or other disposition of such shares and rights of the Company to acquire such shares upon termination of the employee's employment within specified periods. Subject to such other restrictions as are imposed by the Committee, the shares covered by a restricted share award may either be held by the Company in escrow during the restricted period or issued to the recipient with a legend evidencing the applicable restrictions.

Director's Stock

        Each director of the Company will be granted shares from the Plan having a value equal to the portion of his or her annual retainer that is required by Board policy to be paid in shares.

Exercise of Awards; Expiration and Termination

        If exercisable by their terms, Awards must be exercised before the earlier of the date of termination of employment or the fixed expiration date, unless otherwise provided below, or, with respect to NQSOs, except as otherwise provided in the award agreement. In the case of the termination of a Participant's employment for cause (as defined in the 2002 Plan), each of the Participant's unexercised Awards will expire immediately upon such termination. In the event of involuntary termination of a Participant's employment other than for cause, the Participant's Awards will expire thirty days after such termination. In case of the termination of employment due to death (and, in the case of a Participant who terminates employment due to retirement [as defined in the 2002 Plan], in the event of death within three months after retirement), each of the Participant's unexercised Awards will become immediately exercisable by his or her estate and will expire on the earlier of (i) the fixed expiration date or (ii) twelve months after the date of termination of employment. In the event of the permanent disability (as defined in the 2002 Plan) of a Participant while in the employment of the Company, each of the Participant's unexercised Awards will become immediately exercisable and will expire on the earlier of (i) the fixed expiration date or
(ii) twelve months after termination of employment.   In the case of
retirement (as such term is defined in the 2002 Plan) by a Participant who is an employee of the Company, the Participant's unexercised Awards will expire on the earlier of (i) the fixed expiration date of the Awards or (ii) three months after the termination of employment. In the event a director who is not an employee of the Company terminates service, his or her options will expire on the earlier of (i) the fixed expiration date or (ii) three months following termination of service, provided that if a director who is not an employee of the Company dies while serving as a director or within three months after termination of service as a director, each of the director's unexercised Awards will become immediately exercisable by his or her estate and will expire on the earlier of (i) the fixed expiration date or (ii) twelve months after the date of termination of service. If the Company undergoes a merger or consolidation of the Company (other than a merger or consolidation to effect a reincorporation of the Company under the laws of another jurisdiction) or in the event of the reclassification of Company shares or the exchange of Company shares for the securities of another entity (other than a subsidiary of the Company) that has acquired the Company's assets or which is in control of an entity that has acquired the Company's assets and the terms of that plan or agreement are binding on all holders of Company shares (except to the extent that dissenting shareholders are entitled to relief under applicable law), a Participant's right to receive Awards will be accelerated. Also, the Committee may impose additional terms and conditions on awards, including terms and conditions consistent with the Change in Control Agreements discussed on page 14.

Limitations on Transfer of Awards

        With the permission of the Committee, a person who has been granted an Award under the 2002 Plan may transfer such Award (other than an ISO) to a revocable inter vivos trust as to which the Participant is the settlor or may transfer such Award to a "Permissible Transferee." A Permissible Transferee is any member of the immediate family of the Participant, any trust, whether revocable or irrevocable, solely for the benefit of members of the Participant's immediate family, or any partnership or limited liability company whose only partners or members are members of the Participant's immediate family. Any such transferee of an Award shall remain subject to all of the terms and conditions applicable to such Award and subject to the rules and regulations prescribed by the Committee. An Award may not be retransferred by a Permissible Transferee except by will or the laws of descent and distribution and then only to another Permissible Transferee. Other than as described above, an Option, SAR, or restricted share award granted under the 2002 Plan may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the employee to whom granted, may be exercised only by such employee, his guardian or legal representative.

Adjustments Upon Changes in Capitalization

	The number of shares available for Awards under the 2002 Plan and subject to outstanding Awards will be adjusted upward or downward by the Committee, as the case may be, in the event of any merger, consolidation, recapitalization, reclassification, split-up, combination of shares, stock dividend or other similar transaction affecting the outstanding shares of the Company. The exercise price of an outstanding Award may also be adjusted in the event of any transaction if such adjustment is deemed appropriate by the Committee. The maximum number of shares that may be granted during any calendar year to a Participant would also be adjusted by the Committee in the event of any such transaction affecting the outstanding shares of the Company.

Amendment and Termination

        The Board of Directors may terminate, amend or suspend the 2002 Plan in whole or in part. However, the Board may not amend the 2002 Plan, without shareholder approval, if such shareholder approval is required (i) to satisfy the requirements of Rule 16b-3 under the Exchange Act, (ii) to satisfy applicable requirements of the Code, or (iii) to satisfy applicable requirements of any securities exchange on which are listed any of the Company's equity securities. In addition, no amendment may result in the loss of a Committee member's status as a "non-employee director" or, without the consent of the Participant, adversely affect any Award issued before the amendment, termination or suspension.

        The 2002 Plan will expire by its terms ten years after the date it was adopted by the Board of Directors.

Buy Out of Awards

	In its discretion the Committee or the Board may, at any time and without the consent of the Participant, cancel any or all outstanding Awards by giving written notice to the Participant of the intent to buy out the Award. In the event of such a buy out, the Company will pay to the Participant the difference between the fair market value of each Award to be cancelled and the exercise price of the Award. Unless otherwise specified in the Participant's award agreement, payments will not be made for awards that are not exercisable when cancelled. Payment for the buy out may be made in cash, shares or a combination thereof, as determined by the Committee.

Federal Income Tax Consequences

Incentive Stock Options

        A Participant does not realize income on the grant of an ISO. If a Participant exercises an ISO in accordance with the terms of the Option and does not dispose of the shares acquired within two years from the date of the grant of the ISO or within one year from the date of exercise, the Participant will not realize any ordinary taxable income by reason of the exercise and neither the Company nor its subsidiaries will be allowed a deduction by reason of the grant or exercise. The Participant's basis in the shares acquired upon exercise will be the amount paid upon exercise. (See the discussion below for the tax consequences of the exercise of an ISO with shares already owned by the Participant and taxes imposed on tax preference items). Provided the Participant holds the shares as a capital asset at the time of sale or other disposition of the shares, the gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of gain or loss will be the difference between the amount realized on the disposition of the shares and the Participant's basis in the shares. If a Participant disposes of the shares within two years from the date of grant of the ISO or within one year from the date of exercise (an "Early Disposition"), the Participant will realize ordinary income at the time of disposition which will equal the excess, if any, of the lesser of (a) the amount realized on the disposition, or (b) the fair market value of the shares on the date of exercise, over the Participant's basis in the shares. Also in this case, the Company or one of its subsidiaries will be entitled to a deduction in an amount equal to such income. If the Participant holds the shares as a capital asset at the time of disposition, the excess, if any, of the amount realized on disposition of such shares over the fair market value of the shares on the date of exercise will be long or short-term capital gain, depending upon the holding period of the shares.

        If a Participant disposes of such shares for less than his or her basis in the shares, the difference between the amount realized and such basis will be a long or short-term capital loss, depending upon the holding period of the shares, provided the Participant holds the shares as a capital asset at the time of disposition. The excess of the fair market value of the shares at the time the ISO is exercised over the exercise price for the shares is treated as a tax preference item (the "Incentive Stock Option Preference") unless the Participant makes an Early Disposition of such shares. See "Taxation of Preference Items" below.

Non-Qualified Stock Options

        NQSOs do not receive the special tax treatment accorded to ISOs under the Code. Although a Participant does not recognize income at the time of the grant of the Option, he or she recognizes ordinary income upon the exercise of an NQSO in an amount equal to the difference between the fair market value of the shares on the date of exercise of the NQSO and the amount paid for the shares.

        The excess of the fair market value of the shares on the date of exercise of an NQSO over the exercise price is not treated as an item of "tax preference" as such term is used in the Code.

Restricted Share Awards

        A Participant who is granted a restricted share award will not be taxed upon the acquisition of such shares so long as the interest in such shares is subject to a substantial risk of forfeiture. Upon lapse or release of the restriction, the Participant will be taxed at ordinary income tax rates on an amount equal to either the current fair market value of the shares (in the case of lapse or termination) or the sale price (in the case of a sale), less any consideration paid for the shares. The Company will be entitled to a corresponding deduction. The basis of restricted shares held after lapse or termination of restrictions will be equal to their fair market value on the date of lapse or termination of restrictions, and upon subsequent disposition, any further gain or loss will be long-term or short-term capital gain or loss, depending upon the length of time the shares are held.

        A Participant who is granted a restricted share award may elect to be taxed at ordinary income tax rates on the full fair market value of the restricted shares at the time of issuance (less any consideration paid). The basis of the shares so acquired will be equal to the fair market value at such time. If the election is made, no tax will be payable upon the subsequent lapse or release of the restrictions, and any gain or loss upon disposition will be a capital gain or loss.

Payment in Shares

        If the Participant exercises an Option by surrendering shares already owned by him or her ("Old Shares"), the following rules apply:

1.	To the extent the number of shares acquired ("New Shares") exceeds the number of Old Shares exchanged, the Participant will recognize ordinary income on the receipt of such additional shares (provided the Option is not an ISO) in an amount equal to the fair market value of such additional shares less any amount paid for them and the Company or one of its subsidiaries will be entitled to a deduction in an amount equal to such income. The basis of such additional shares will be equal to the fair market value of such shares (or, in the case of an ISO, the amount, if any, paid for additional shares) on the date of exercise, and the holding period for such additional shares will commence on the date the Option is exercised.

2.	Except as provided below, to the extent the number of New Shares acquired does not exceed the number of Old Shares exchanged, no gain or loss will be recognized on such exchange, the basis of the New Shares received will be equal to the basis of the Old Shares surrendered, and the holding period of the New Shares received will include the holding period of the Old Shares surrendered. However, if the Participant exercises an ISO by surrendering
Old Shares that were acquired through the exercise of an ISO and if the surrender occurs prior to the expiration of the holding period applicable to ISOs, the surrender will be deemed to be an Early Disposition of the Old Shares. The federal income tax consequences of an Early Disposition are discussed above.

3.	If the Old Shares surrendered were acquired by the Participant by exercise of an ISO, then the exchange will not constitute an Early Disposition of the Old Shares unless the Option being exercised is an ISO and the holding period applicable to an ISO has not been met at the time of the surrender.

Stock Appreciation Rights

        Although the recipient of a SAR does not recognize income at the time the right is granted, in the year the right is exercised he or she recognizes ordinary income in an amount equal to the cash and the fair market value of the property received. The Company or one of its subsidiaries will be entitled to deduct as compensation an amount equal to the income recognized by the recipient, and such deduction shall be claimed in the Company's taxable year in which the award becomes payable to the recipient.

        The Company or one of its subsidiaries is entitled to deduct as compensation the amount included in the recipient's gross income as a result of the payment of the award in stock only in the taxable year in which the recipient recognizes gross income. If a SAR is paid in stock, the recipient's basis will be equal to the fair market value of the stock when received, and the holding period will begin on that date.

Taxation of Long-Term Capital Gains

        For capital assets held for more than 12 months, the maximum rate of tax on net capital gains is 20%. A 10% rate applies to taxpayers in the 15% ordinary income tax bracket. Gains on capital assets held for more than five years are subject to a reduced rate. The 20% and 10% rates discussed above are reduced to 18% and 8% respectively in such case.

Taxation of Preference Items

        Section 55 of the Code imposes an Alternative Minimum Tax equal to the excess, if any, of (1) 26% of the optionee's "alternative minimum taxable income" up to $175,000 ($87,500 in the case of married taxpayers filing separately) and 28% of alternative minimum taxable income in excess of $175,000 ($87,500 in the case of married taxpayers filing separately) over
(2) his or her "regular" federal income tax. Alternative minimum taxable income is determined by adding the optionee's Incentive Stock Option preference and any other items of tax preference to his or her adjusted gross income and then subtracting certain allowable deductions and an exemption amount. The exemption amount is $35,750 for single taxpayers ($33,750 for taxable years 2005 and later), $49,000 for married taxpayers filing jointly ($45,000 for taxable years 2005 and later) and $24,500 for married taxpayers filing separately ($22,500 for taxable years 2005 and later).

        The foregoing is a summary of the federal income tax consequences to the Participants in the Plan and to the Company, based upon current income tax laws, regulations and rulings.

Other Matters

	The 2002 Plan is intended to comply with Section 162(m) of the Code with respect to Options and SARs granted thereunder. Section 162(m) of the Code prohibits a publicly held corporation from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation". The final regulations issued by the Internal Revenue Service under Section 162(m) in December of 1995 set forth a number of provisions which compensatory plans must contain if the compensation paid thereunder is to qualify as "performance-based" for purposes of Section 162(m). The 2002 Plan is intended to satisfy the requirements of these IRS regulations with respect to Awards and SARs granted thereunder. The Company is seeking shareholder approval of the 2002 Plan in a good faith effort to qualify compensation received thereunder as a result of Awards and SARs granted under the 2002 Plan as "performance-based" for purposes of Section 162(m). If such shareholder approval is not obtained, the 2002 Plan will be null and void.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

	SHAREHOLDER APPROVAL OF THE 2002 PLAN WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMPANY'S COMMON SHARES, PRESENTED IN PERSON OR BY PROXY, AND ENTITLED TO VOTE ON THE PROPOSAL TO APPROVE THE 2002 PLAN.


                PROPOSAL TO APPROVE THE OHIO CASUALTY CORPORATION
                        2002 EMPLOYEE STOCK PURCHASE PLAN

        On February 21, 2002, the Board of Directors adopted the Ohio Casualty Corporation Employee Stock Purchase Plan (the "Purchase Plan"), subject to approval by the Company's shareholders. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code.

        The Purchase Plan provides a means for employees to authorize payroll deductions on a voluntary basis to be used for the periodic purchase of Company shares. All employees participating in the Purchase Plan will have equal rights and privileges. Under the Purchase Plan, eligible participants will be able to purchase shares at a price equal to at least 85 percent of the lesser of the fair market value of Company shares at either the beginning of an offering period or at the end of the offering period.

        The Board of Directors believes that the Purchase Plan will encourage broader stock ownership by employees of the Company and thereby provide an incentive for employees to contribute to the continued profitability and success of the Company. In particular, the Board intends that the Purchase Plan offer a convenient means for employees who might not otherwise purchase and hold Company shares to do so and that the discounted sale feature of the Purchase Plan provides a meaningful inducement to participate. The Board believes that employees' continuing economic interest, as shareholders, in the performance and success of the Company will enhance the entrepreneurial spirit of the Company, which can greatly contribute to long-term profitability.

Summary of Plan

        The following is a description of the material features of the Purchase Plan. The full Purchase Plan is set forth as Exhibit B to this Proxy Statement, and the following is qualified in its entirety by reference to Exhibit B.

        The maximum number of shares that may be purchased under the Purchase Plan is 2,000,000 shares, subject to appropriate adjustment in the case of any share split, share dividend, reclassification or similar extraordinary corporate event affecting the Company's outstanding shares. Shares delivered under the Purchase Plan can be either previously unissued shares or treasury shares previously acquired by the Company.

        The Purchase Plan will be administered by the Executive Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee will have authority to interpret the Purchase Plan, construe its terms, adopt rules and regulations, prescribe forms and make all determinations under the Purchase Plan.

        Any employee of the Company or any subsidiary (other than five percent owners or employees who would become five percent owners by their participation) who normally works at least 20 hours each week and who complies with other provisions of the Plan will be eligible to participate in the Purchase Plan after completing at least 90 days' employment. Approximately 3,300 employees currently could be eligible to participate.

        An eligible employee may enroll for an offering period by filing an enrollment form with the Company at least 45 days before the period commences. After initial enrollment in the Purchase Plan, the employee will be automatically re-enrolled for subsequent offering periods unless he or she files a notice of withdrawal before a new offering period begins, terminates employment or otherwise becomes ineligible to participate.

        Upon enrollment in the Purchase Plan, the employee must elect the rate at which he or she will make payroll contributions for the purchase of Company shares. Elections may be in an amount not less than $20 per payroll period, although an employee's contributions will be adjusted downward to the extent necessary to ensure that he or she will not purchase Company shares having a fair market value, as of the beginning of the offering period, in excess of $25,000 in any single calendar year. All employee contributions will be made by means of direct payroll deduction. The contribution rate elected by a participant will continue in effect until modified by the participant, except that an employee may not increase his or her previously elected contribution rate more than once during an offering period.

        An employee's contributions will be credited to an account maintained on behalf of such employee. The Purchase Plan provides that each offering period will consist of six months, unless a different period is established by the Committee and announced to employees at the beginning of the offering period, provided that offering periods will in all cases comply with applicable limitations under Section 423 of the Code.

        The Company will sell shares directly to the custodian for employees' accounts at a price that will not be below the lesser of 85 percent of the fair market value of Company shares at the beginning of the offering period or 85 percent of the fair market of the Company shares at the end of the offering period. Shares purchased under the Purchase Plan will be credited to accounts maintained by the custodian for each participant based upon the average cost of all shares purchased. No interest will be credited on payroll contributions pending investment in Company shares. Unless otherwise determined by the Committee, dividends paid on Company shares credited to participants' accounts will be automatically reinvested in additional shares by the custodian, either through purchases in the market or directly from the Company (no discounts will apply to such dividend reinvestment purchases).

        Participants will have the exclusive right to vote or direct the voting of shares credited to their accounts, and will be permitted to withdraw, transfer or sell their shares without restriction. Participants' rights under the Purchase Plan are nontransferable, except pursuant to the laws of descent and distribution.

        A participant may terminate enrollment in the Purchase Plan at any time, effective for payroll periods beginning no fewer than 10 days after the filing of a notice of termination of enrollment. Enrollment will also terminate upon termination of a participant's employment by the Company or one of its subsidiaries. The custodian will continue to hold Company shares for the account of such participant until the participant sells or withdraws the Company shares, but in no event more than six months after the participant ceases to be employed by the Company. No refunds from a participant's cash account are permitted, except upon termination of enrollment due to termination of employment.

        If the Company undergoes a merger or consolidation (other than a merger or consolidation to effect a reincorporation of the Company under the laws of another jurisdiction) or in the event of the reclassification of Company shares or the exchange of Company shares for the securities of another entity (other than a subsidiary of the Company) that has acquired the Company's assets or which is in control of an entity that has acquired the Company's assets, and the terms of that plan or agreement are binding on all holders of Company shares (except to the extent that dissenting shareholders are entitled to relief under applicable law), then the Purchase Plan will terminate and all plan accounts will be distributed to employees in accordance with the terms of the Purchase Plan, and no Company shares will be sold through the Purchase Plan for that offering period.

        The Company will pay costs and expenses incurred in the administration of the Purchase Plan and maintenance of accounts and will pay brokerage fees and commissions for purchases. The Company will not pay brokerage fees and expenses relating to sales of stock acquired under the Purchase Plan by participants, and participants may be charged reasonable fees by the custodian for withdrawals of share certificates and other specified services. The custodian will be responsible for furnishing account statements to participants.

        The Board of Directors may amend, suspend or terminate the Purchase Plan without further shareholder approval, except that shareholder approval must be obtained within one year after the effectiveness of such action if required by law or regulation or under the rules of any automated quotation system or securities exchange on which the shares of the Company are then quoted or listed, or if such shareholder approval is necessary in order for the Purchase Plan to continue to meet the requirements of Section 423 of the Code or Section 16b-3 of the Act. Shareholder approval will not necessarily be required for amendments that might increase the cost of the Purchase Plan or broaden eligibility. The Purchase Plan will continue until terminated by action of the Board, although as noted above the number of shares authorized under the Purchase Plan is limited.

        On March 1, 2002, the last reported sale price of Company shares on the NASDAQ National Market System was $19.05 per share.

Federal Income Tax Consequences

        Rights to purchase shares under the Purchase Plan are intended to constitute "options" issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Code. The

Company believes that under present law the following Federal income tax consequences would generally result under the Purchase Plan:

        (1) No taxable income results to the participant upon the grant of a right to purchase or upon the purchase of shares for his or her account under the Purchase Plan (although the amount of a participant's payroll contributions under the Purchase Plan will be taxable as ordinary income as if received by the participant).

        (2) If the participant disposes of shares within two years after the first day of an offering period with respect to which he or she purchased the shares or within one year after the purchase date, then at that time the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of purchase over the amount of the participant's payroll deductions used to purchase the shares. The participant will be considered to have disposed of a share if the participant sells, exchanges, makes a gift or transfers (except by death) legal title to the share.

        (3) If the participant (i) disposes of shares more than two years after the first day of an offering period with respect to which he or she purchased the shares and more than one year after the purchase date, or (ii) dies at any time while holding shares acquired under the Purchase Plan, then at the time the participant disposes of the shares or dies he or she will recognize ordinary income in an amount equal to the lesser of (x) the fair market value of the shares on the first day of the offering period, and (y) the excess of the fair market value of the shares on the date of disposition or death over the amount of the participant's payroll deductions used to purchase the shares.

        (4) In addition, the participant will recognize a long-term or short-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon any sale of Company shares and the participant's basis in the Company shares (i.e., the purchase price plus the amount, if any, taxed to the participant as ordinary income, as described in
(2) and (3) above).

        (5) If the holding periods described in (2) and (3) above are satisfied, the Company will not receive any deduction for Federal income tax purposes with respect to any discount in the sale price of shares purchased under the Purchase Plan. If either of the holding periods is not satisfied, the Company generally should be entitled to a tax deduction in an amount equal to the amount taxed to the participant as ordinary income.

        (6) Dividends, if any, on shares purchased pursuant to the Purchase Plan will be taxable as ordinary income in the year paid.

        The foregoing provides only a general description of the application of Federal income tax laws to the Purchase Plan and does not purport to be complete. The summary does not address the effects of other Federal taxes or taxes imposed under state, local or foreign tax laws. Because of the complexities of the tax laws, participants are urged to consult a tax advisor as to their individual circumstances.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

        SHAREHOLDER APPROVAL OF THE PURCHASE PLAN WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMPANY'S COMMON SHARES, PRESENTED IN PERSON OR BY PROXY, AND ENTITLED TO VOTE ON THE PROPOSAL.

                        SHAREHOLDER PROPOSALS AND NOMINATIONS

	Proposals of shareholders intended to be presented at the 2003 Annual Meeting of Shareholders scheduled to be held on April 16, 2003, must be received by the Company no later than November 6, 2002 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable rules and regulations promulgated by the SEC.

	In order for a shareholder to nominate a candidate for director at a meeting of shareholders, under the Company's Code of Regulations, timely written notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, in the case of an annual meeting, such notice of a proposed nomination must be received by the Company on or before the later of
(1) the first day of February immediately preceding such annual meeting or (2) the sixtieth day prior to the first anniversary of the most recent annual meeting of shareholders. The shareholder filing the notice of nomination must describe various matters regarding the proposed nominee, including such information as name, address, occupation and shares of the Company held. These requirements are separate from the requirements a shareholder must meet in order to have a proposed nominee considered by the Governance Committee of the Company's Board of Directors for nomination by the Board of Directors and inclusion as a nominee in the Company's proxy statement.

        The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Company's Board of Directors. If a shareholder intends to present a proposal at the 2003 Annual Meeting of Shareholders and does not notify the Company of such proposal by January 20, 2003, or if a shareholder intends to nominate a director at the 2003 Annual Meeting and does not comply with the notification requirements described in the preceding paragraph, the proxies solicited by the Company's Board of Directors for use at the Annual Meeting may be voted on such proposal or such nominee, as the case may be, without discussion of the proposal or nominee in the proxy statement for that Annual Meeting.

	In each case written notice must be given to the Secretary of the Company, whose name and address are: Howard L. Sloneker III, Secretary, Ohio Casualty Corporation, 9450 Seward Road, Fairfield, Ohio 45014.

                SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

	Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

	Based on the Company's review of the copies of such forms it has received, the Company believes that its officers and directors complied with all filing requirements applicable to them with respect to transactions during fiscal 2001 with the exception of John S. Kellington and Howard L. Sloneker
III. Mr. Kellington acquired 750 shares of Ohio Casualty Corporation in two transactions in August 2001, which were not reported on a Form 4 filing due to an administrative oversight. The transactions have since been reported.

	In 1994, Howard L. Sloneker III was appointed a co-trustee for the Howard L. Sloneker Jr. Trust. Since that time, Mr. Sloneker inadvertently had
not reported his beneficial ownership of the shares in this trust.   In
September 2001, Mr. Sloneker rectified this oversight by filing an amended Form 4 with the SEC.

                                OTHER MATTERS

        The Company files annually with the SEC an Annual Report on Form 10-K. This report includes financial statements and financial statement schedules.

        A SHAREHOLDER OF THE COMPANY MAY OBTAIN A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, WITHOUT CHARGE BY SUBMITTING A WRITTEN REQUEST TO THE FOLLOWING ADDRESS:


                        OHIO CASUALTY CORPORATION
                        Attention:  Howard L. Sloneker III
                        Senior Vice President and Secretary
                        9450 Seward Road
                        Fairfield, Ohio  45014


	Management and the Board of Directors of the Company know of no business to be brought before the Annual Meeting other than as set forth in this Proxy Statement. However, if any matters other than those referred to in this Proxy Statement should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the common shares represented by such proxy card on such matters in accordance with their best judgment.

                        EXPENSES OF SOLICITATION

	The expense of proxy solicitation will be borne by the Company.
Proxies will be solicited by mail and may be solicited, for no additional compensation, by officers, directors or employees of the Company or its subsidiaries, by telephone, facsimile, electronic mail or in person. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of common shares of the Company, and will be reimbursed for their related expenses. In addition, the Company has retained Morrow & Co., Inc., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians and nominees. The fees and expenses of that firm in connection with such solicitation are not expected to exceed $40,000.


                                       By Order of the Board of Directors,


                                       /s/  Howard L. Sloneker III

                                       Howard L. Sloneker III, Secretary


March 8, 2002

PROXY                                                                    PROXY
2002                                                                     2002


                        OHIO CASUALTY CORPORATION
        This Proxy is solicited on behalf of the Board of Directors
                ANNUAL MEETING OF SHAREHOLDERS APRIL 17, 2002


Each undersigned shareholder of Ohio Casualty Corporation (the "Company") hereby constitutes and appoints Dan R. Carmichael and Howard L. Sloneker III, or either one of them, with full power of substitution in each of them, as proxy or proxies of the undersigned to vote at the Annual Meeting of Shareholders (the "Annual Meeting") of the Company to be held in the Ohio Casualty University Auditorium at Ohio Casualty Corporation, 9450 Seward Road, Fairfield, Ohio 45014, on Wednesday, April 17, 2002, at 10:30 a.m., local time, and at any adjournment thereof, all of the common shares of the Company the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, including any common shares held on the undersigned's behalf in The Ohio Casualty Insurance Company Employee Savings Plan, as follows:



THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATION ABOVE. IN THE ABSENCE OF SUCH INDICATION, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSALS 1A, 1B, AND 1C AND FOR PROPOSALS 2 AND 3, EXCEPT FOR ANY SHARES THE UNDERSIGNED HOLDS IN THE OHIO CASUALTY INSURANCE COMPANY EMPLOYEE SAVINGS PLAN, WHICH WILL BE VOTED ACCORDING TO PLAN RULES. IF ANY OTHER MATTERS ARE BROUGHT BEFORE THE MEETING, OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.


                                                    SEE REVERSE SIDE

	Please mark your
   X    votes as in this
_____   example.

           The Board of Directors recommends a vote "FOR" Items 1, 2 and 3.

1. TO ELECT THE         FOR    WITHHELD   a.  Nominees for election for Term
   FOLLOWING DIRECTORS                        expiring 2005 (Class III)
                        ___      ____         01. Terrence J. Baehr
                                              02. Dan R. Carmichael
                                              03. Catherine E. Dolan
                                              04. Phillip G. Heasley

For, except vote withheld from                b.  Nominee for election for Term
the following Nominee(s):                         expiring 2003 (Class I)
                                              05. Jan H. Suwinski
_____________________________________
                                              c. Nominee for election for Term
                                                 expiring 2004 (Class II)
                                                 06. Ralph S. Michael III



                                       FOR      AGAINST     WITHHELD
2. TO APPROVE THE OHIO CASUALTY
       CORPORATION 2002 STOCK          ____     ________    ________
       INCENTIVE PLAN

3. TO APPROVE THE OHIO CASUALTY
       CORPORATION 2002 EMPLOYEE
       STOCK PURCHASE PLAN             ____     ________    ________

4. IN THEIR DISCRETION, TO CONSIDER AND VOTE UPON SUCH OTHER MATTERS (NONE KNOWN AT THE TIME OF SOLICITATION OF THIS PROXY) AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

All proxies previously given by the undersigned are hereby revoked. Receipt of the accompanying Proxy Statement and the Annual Report of the Company for the fiscal year ended December 31, 2001, is hereby acknowledged.

PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE. SHOULD YOU PREFER TO CAST YOUR PROXY VIA TELEPHONE OR THE INTERNET,
SEE THE INSTRUCTIONS PRINTED ON THE ATTACHMENT TO THIS CARD.


SIGNATURE(S) _____________________________       DATE __________________


The signature or signatures to this proxy must be the same as the name or names which appear hereon. Persons signing as attorneys, executors, administrators, trustees or guardians should give full title as such.

                           FOLD AND DETACH HERE



	Name
	Address					XXXXXXX



                        OHIO CASUALTY CORPORATION

                        PROXY VOTING INSTRUCTION CARD

Your vote is important. By casting your vote in one of the three ways described on this instruction card, you will vote all of the common shares of Ohio Casualty Corporation that you are entitled to vote, including any common shares held on your behalf in the Ohio Casualty Insurance Company Employee Savings Plan.

Please consider the issues in the proxy statement and cast your vote by:

- Accessing the World Wide Web site http://www.eproxyvote.com/ocas to vote via the Internet. You can also register at this site to access future proxy materials electronically.

- Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

- Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to Ohio Casualty Corporation, c/o EquiServe, First Chicago Trust Division, P.O. Box 8648, Edison, New Jersey
08818-9147.

You can vote by phone or via the Internet anytime prior to April 17, 2002. You will need the control number printed at the top of this instruction card opposite your name and address to vote by phone or via the Internet. If you do so, you do not need to mail your proxy card.